Exhibit 10.3.8

Regeneron Pharmaceuticals, Inc.
ID: [ ]
Notice of Grant of Stock Options	777 Old Saw Mill River Road
and Option Agreement for Time-Based Vesting	Tarrytown, New York 10591
Option Awards

[OPTIONEE NAME]	Option Number:	[ ]
[OPTIONEE ADDRESS]	Plan:	[ ]
	ID:	[ ]

Effective <date> (the “Grant Date”) you have been granted a Non-Qualified Option to buy [    ] shares of Regeneron Pharmaceuticals, Inc. (the “Company”) stock at $[    ] per share.
The total option price of the shares granted is $[    ].
Shares in each period will become fully vested on the date shown.

Shares	Vest Type	Full Vest	Expiration Date
**	On Vest Date	[__/__/__]**	[10 years from Grant Date]
**	On Vest Date	[__/__/__]**	[10 years from Grant Date]
**	On Vest Date	[__/__/__]**	[10 years from Grant Date]
**	On Vest Date	[__/__/__]**	[10 years from Grant Date]

The Non-Qualified Stock Option expires on [ ]*** (the “Expiration Date”).

You and the Company agree that these options are granted under and governed by the terms and conditions of the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long Term Incentive Plan, as amended from time to time, and the enclosed Option Agreement, both of which are attached and made a part of this document.

 ____________________

**	Options for executive officers will vest in approximately equal annual 25% installments. Full Vest Dates will occur on the first, second, third and fourth anniversaries of the Grant Date.

***	Date to be 10 years from the Grant Date.

REGENERON PHARMACEUTICALS, INC.
Non-Qualified Stock Option
OPTION AGREEMENT
PURSUANT TO
THE SECOND AMENDED AND RESTATED REGENERON PHARMACEUTICALS, INC.
2014 LONG-TERM INCENTIVE PLAN

THIS AGREEMENT (this “Agreement”), made as of the date of the Notice of Grant of Stock Options, by and between Regeneron Pharmaceuticals, Inc., a New York corporation (the “Company”), and the employee named on the Notice of Grant of Stock Options (the “Grantee”). Any capitalized term used but not defined in this Agreement shall have the meaning given to such term in the Plan (as defined below).
WHEREAS, the Grantee is an employee of the Company (or a Subsidiary of the Company) and the Company desires to afford the Grantee the opportunity to acquire or enlarge the Grantee’s stock ownership in the Company so that the Grantee may have a direct proprietary interest in the Company’s success; and
WHEREAS, the Committee administering the Second Amended and Restated Regeneron Pharmaceuticals, Inc. 2014 Long-Term Incentive Plan (as amended from time to time, the “Plan”) has granted (as of the effective date of grant specified in the Notice of Grant of Stock Options) to the Grantee a Stock Option to purchase the number of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), as set forth in the Notice of Grant of Stock Options.
NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:
1.    Grant of Award. Pursuant to Section 7 of the Plan, the Company grants to the Grantee, subject to the terms and conditions of the Plan and subject further to the terms and conditions set forth herein, the option (the “Option”) to purchase from the Company all or any part of an aggregate of shares of Common Stock at the purchase price per share as shown on the Notice of Grant of Stock Options. No part of the Option granted hereby is intended to qualify as an Incentive Stock Option under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
2.    Vesting; Exercise. (a) The Option becomes exercisable in installments as provided on the Notice of Grant of Stock Options. To the extent that the Option has become exercisable with respect to the number of shares of Common Stock as provided on the Notice of Grant of Stock Options and subject to the terms and conditions of the Plan, including without limitation, Sections 7(c)(1) (if applicable) and 7(c)(2) of the Plan, the Option may thereafter be exercised by the Grantee, in whole or in part, at any time or from time to time prior to the expiration of the Option in accordance with the requirements set forth in Section 7(c)(3) of the Plan, including, without limitation, the filing of such written form of exercise notice as may be provided by the Company, and in accordance with applicable tax and other laws. In addition to the methods of payment described in Section 7(c)(3) of the Plan, the Grantee shall be eligible to pay for shares of Common Stock purchased upon the exercise of the Option by directing the Company to withhold shares of Common Stock that would otherwise be issued pursuant to the Option exercise having an aggregate Fair Market Value (as measured on the date of exercise) equal to the aggregate Option exercise price due upon such exercise. The Company shall have the right to require the Grantee in connection with the exercise of the Option to remit to the Company in cash an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto.
(b)The Notice of Grant of Stock Options indicates each date upon which the Grantee shall become entitled to exercise the Option with respect to the number of shares of Common Stock granted as indicated provided that [(except with respect to retirement on the terms set forth below)]1 the Grantee has not incurred a termination of employment with the Company and all Subsidiaries (the Company and all Subsidiaries shall be referred to herein, collectively, as the “Employer”) prior to such date. Unless otherwise determined by the Committee in its sole discretion, for purposes of the Option, a termination of the Grantee’s employment with the Employer shall constitute a termination of service hereunder, notwithstanding any continued service with the Employer as a consultant, independent contractor or similar capacity. There shall be no proportionate or partial vesting in the periods between the Full Vest Dates specified in the Notice of Grant of Stock Options and all vesting shall occur only on such Full Vest Dates. Except as otherwise provided in this Section 2(b) or in the Plan, no vesting shall occur after such date as the Grantee ceases to be employed by the Employer and the entire unvested portion of the Option shall be forfeited at such time. [Notwithstanding the preceding sentence, upon the Grantee’s retirement (as defined in the applicable Company policy as in effect on the date hereof), the Option shall continue to vest in installments
1 Only applicable to Option Agreements for George D. Yancopoulos, M.D., Ph.D.

as provided in the Notice of Grant of Stock Options as if the Grantee had continued to be employed by the Employer.]2 For the avoidance of doubt and notwithstanding anything herein or in the Notice of Grant of Stock Options to the contrary, any outstanding and unvested portion of the Option shall become fully vested on the date of the Grantee’s death. The provisions of this Section 2(b) are subject to (i) the provisions set forth in the Notice of Grant of Stock Options or any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Grantee (or otherwise applicable to the Grantee) on the date of grant specified in the Notice of Grant of Stock Options and (ii) the Committee’s determination in accordance with Section 7(e) of the Plan.
(c)Notwithstanding anything herein (except the following sentence) or in the Notice of Grant of Stock Options to the contrary, but subject to the provisions of any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Grantee (or otherwise applicable to the Grantee) on the date of grant specified in the Notice of Grant of Stock Options, the Option shall be fully vested on the date of termination of the Grantee’s employment with the Employer if the Grantee’s employment with the Employer is terminated on or within two years after the occurrence of a Change in Control by the Employer (other than for Cause) or by the Grantee for Good Reason. Except as otherwise provided in any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Grantee (or otherwise applicable to the Grantee) on the date of grant specified in the Notice of Grant of Stock Options, if the application of the provision in the foregoing sentence, similar provisions in other stock option or restricted stock grants, and other payments and benefits payable to the Grantee upon termination of employment with the Employer (collectively, the “Company Payments”) would result in the Grantee being subject to the excise tax payable under Section 4999 of the Code (the “Excise Tax”), the amount of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Grantee to the Excise Tax; provided, however, that the reduction shall occur only if the reduced Company Payments received by the Grantee (after taking into account further reductions for applicable federal, state and local income, social security and other taxes) would be greater than the unreduced Company Payments to be received by the Grantee minus (i) the Excise Tax payable with respect to such Company Payments and (ii) all applicable federal, state and local income, social security and other taxes on such Company Payments. If the Company Payments are to be reduced in accordance with the foregoing, the Company Payments shall be reduced as mutually agreed between the Employer and the Grantee or, in the event the parties cannot agree, in the following order: (1) acceleration of vesting of any option where the exercise price exceeds the fair market value of the underlying shares at the time the acceleration would otherwise occur; (2) any lump-sum severance based on a multiple of base salary or bonus; (3) any other cash amounts payable to the Grantee; (4) any benefits valued as parachute payments; and (5) acceleration of vesting of any equity not covered by (1) above.

3.    Option Term. (a) Except as otherwise provided in the next sentence or in the Plan, the Option shall expire on the tenth anniversary of the grant of the Option as shown on the Notice of Grant of Stock Options. In the event of termination of employment with the Employer, except as set forth in any employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Grantee (or otherwise applicable to the Grantee) on the date of grant specified in the Notice of Grant of Stock Options, or as may be otherwise determined by the Committee in accordance with Section 7(e) of the Plan, the vested portion of the Option shall expire on the earlier of (i) the tenth anniversary of this grant, or (ii)(A) subject to (E) below, three months after such termination if such termination is for any reason other than death, retirement (as defined in the applicable Company policy as in effect on the date hereof), or long-term disability, (B) the tenth anniversary of this grant if such termination is due to the Grantee’s retirement (as defined in the applicable Company policy as in effect on the date hereof) [or the Grantee’s death]3 [or the Grantee’s death at a time when the Grantee is eligible for retirement (as defined in the applicable Company policy as in effect on the date hereof)]4, (C) one year after the termination if such termination is due to the Grantee’s [death at a time when the Grantee is not eligible for retirement (as defined in the applicable Company policy as in effect on the date hereof) or due to the Grantee’s]5 long-term disability, (D) the occurrence of the Cause event if such termination is for Cause or Cause existed at the time of such termination (whether then known or later discovered) or (E) one year after such termination if such termination is at any time within two years after the occurrence of a Change in Control and is by the Employer without Cause or by the Grantee for Good Reason. For the avoidance of doubt, any outstanding and unvested portion of the Option that has become fully vested as a result of termination of the Grantee’s employment with the Employer on account of the Grantee’s death pursuant to Section 7(e)(2) of the Plan and Section 2(b) of this Agreement shall expire [one year after such termination]6 [on the tenth anniversary of this grant].7
2 Only applicable to Option Agreements for George D. Yancopoulos, M.D., Ph.D.
3 Only applicable to Option Agreements for George D. Yancopoulos, M.D., Ph.D.
4 Not applicable to Option Agreements for George D. Yancopoulos, M.D., Ph.D.
5 Not applicable to Option Agreements for George D. Yancopoulos, M.D., Ph.D.
6 Not applicable to Option Agreements for George D. Yancopoulos, M.D., Ph.D.
7 Only applicable to Option Agreements for George D. Yancopoulos, M.D., Ph.D.

(b)For purposes of this Agreement, “Cause” shall mean (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Company and the Grantee (or otherwise applicable to the Grantee) on the date of grant specified in the Notice of Grant of Stock Options (or where there is such an agreement or plan but it does not define “cause” (or words of like import)) (A) the willful and continued failure by the Grantee substantially to perform his or her duties and obligations to the Employer (other than any such failure resulting from his or her incapacity due to physical or mental illness), including without limitation, repeated refusal to follow the reasonable directions of the Employer, violation of the Employer’s Code of Business Conduct and Ethics, knowing violation of law in the course of performance of the duties of the Grantee’s employment with the Employer, repeated absences from work without a reasonable excuse, or intoxication with alcohol or illegal drugs while on the Employer’s premises during regular business hours; (B) fraud or material dishonesty against the Employer; or (C) a conviction or plea of guilty or nolo contendere to a felony or a crime involving material dishonesty; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Grantee (or otherwise applicable to the Grantee) on the date of grant specified in the Notice of Grant of Stock Options that defines “cause” (or words of like import), as defined under such agreement or plan. For purposes of this Section 3(b), no act, or failure to act, on a Grantee’s part shall be considered “willful” unless done, or omitted to be done, by the Grantee in bad faith and without reasonable belief that his or her action or omission was in the best interest of the Employer. Any determination of Cause made prior to a Change in Control shall be made by the Committee in its sole discretion.
(c)For purposes of this Agreement, “Good Reason” shall mean (i) in the case where there is no employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Grantee (or otherwise applicable to the Grantee) on the date of grant specified in the Notice of Grant of Stock Options (or where there is such an agreement or plan but it does not define “good reason” (or words of like import)) a termination of employment by the Grantee within one hundred and twenty (120) days after the occurrence of one of the following events after the occurrence of a Change in Control unless such events are fully corrected in all material respects by the Employer within thirty (30) days following written notification by the Grantee to the Employer that Grantee intends to terminate his employment hereunder for one of the reasons set forth below: (A) (1) any material diminution in the Grantee’s duties and responsibilities from those which existed immediately prior to a Change in Control (except in each case in connection with the termination of the Grantee’s employment for Cause or as a result of the Grantee’s death, or temporarily as a result of the Grantee’s illness or other absence), or (2) the assignment to the Grantee of duties and responsibilities materially inconsistent with the position held by the Grantee; (B) any material breach by the Employer of any material provision of any written agreement with the Grantee or failure to timely pay any compensation obligation to the Grantee; (C) a reduction in the Grantee’s annual base salary or target bonus opportunity (if any) from that which existed immediately prior to a Change in Control; or (D) if the Grantee is based at the Employer’s principal executive office, any relocation therefrom or, in any event, a relocation of the Grantee’s primary office of more than fifty (50) miles from the location immediately prior to a Change in Control; or (ii) in the case where there is an employment agreement, consulting agreement, change in control agreement or plan, or similar agreement or plan in effect between the Employer and the Grantee (or otherwise applicable to the Grantee) on the date of grant specified in the Notice of Grant of Stock Options that defines “good reason” (or words of like import), as defined under such agreement or plan[; provided, however, that any such definition shall be deemed, solely for purposes of this Agreement, to include as one of the reasons that the employment of Leonard S. Schleifer, M.D., Ph.D. with the Company under the Amended and Restated Employment Agreement, dated as of November 14, 2008, by and between Dr. Schleifer and the Company, as in effect from time to time (the “Employment Agreement”), has ended due to Dr. Schleifer’s Involuntary Termination (as defined in the Employment Agreement)]8.
4.    Restrictions on Transfer of Option. The Option granted hereby shall not be transferable other than by will or by the laws of descent and distribution. During the lifetime of the Grantee, this Option shall be exercisable only by the Grantee. In addition, except as otherwise provided in this Agreement, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any other attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the option by reason of any execution, attachment, or similar process contrary to the provisions hereof, the Option shall immediately become null and void. Notwithstanding the foregoing provisions of this Section 4, subject to the approval of the Committee in its sole and absolute discretion and to any conditions that the Committee may prescribe, the Grantee may, upon providing written notice to the Company, elect to transfer the Option to members of his or her immediate family, including, but not limited to, children, grandchildren and spouse or to trusts for the benefit of such immediate family members or to partnerships in which such family members are the only partners; provided, however, that no such transfer may be made in exchange for consideration.
5.    Rights of a Shareholder. The Grantee shall have no rights as a shareholder with respect to any shares of Common Stock subject to this Option prior to the date of issuance to the Grantee of a certificate or certificates or book-entry
8 Only applicable to Option Agreements for George D. Yancopoulos, M.D., Ph.D.

registration or registrations for such shares. Except as provided in Section 3(c) of the Plan, no adjustment shall be made for dividends in cash or other property, distributions, or other rights with respect to such shares for which the record date is prior to the date upon which the Grantee shall become the holder of record therefor. The Company may, in its sole discretion, determine to deliver any documents related to participation in the Plan or deliverable to the Grantee in the Grantee’s capacity as a shareholder of the Company by electronic means. The Grantee hereby consents to receive any and all such documents by electronic delivery to the extent the Company utilizes such delivery method from time to time.
6.    Compliance with Law and Regulations. This Agreement, the award hereunder and any obligation of the Company hereunder shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any government or regulatory agency as may be required. The Company shall be under no obligation to effect the registration pursuant to federal securities laws of any interests in the Plan or any shares of Common Stock to be issued hereunder or to effect similar compliance under any state laws. The Company shall not be obligated to cause to be issued or delivered any certificates or register book entries evidencing shares of Common Stock pursuant to this Agreement unless and until the Company is advised by its counsel that the issuance and delivery of such certificates or the registration of such book entries is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition of the issuance and delivery of certificates or the registration of book entries evidencing shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such agreements and representations, and that such certificates and book entries bear or be subject to such legends, as the Committee, in its sole discretion, deems necessary or desirable. Except to the extent preempted by any applicable federal law, this Agreement shall be construed and administered in accordance with the laws of the State of New York without reference to its principles of conflicts of law.
7.    Grantee Bound by Plan. The Grantee acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof, which are incorporated herein by reference. To the extent that this Agreement is silent with respect to, or in any way inconsistent with, the terms of the Plan, the provisions of the Plan shall govern and this Agreement shall be deemed to be modified accordingly.
8.    Notices. Any notice or communication given hereunder shall be in writing and shall be deemed given when delivered in person, or by United States mail, at the following addresses: (i) if to the Employer, to: Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, Attention: Secretary, and (ii) if to the Grantee, to: the Grantee at Regeneron Pharmaceuticals, Inc., 777 Old Saw Mill River Road, Tarrytown, NY 10591, or, if the Grantee has terminated employment, to the last address for the Grantee indicated in the records of the Employer, or such other address as the relevant party shall specify at any time hereafter in accordance with this Section 8.
9.     No Obligation to Continue Employment. This Agreement does not guarantee that the Employer will employ or continue the services of the Grantee for any specified time period, nor does it modify in any respect the Grantee’s employment or compensation.
10.    Recoupment. By entering into this Agreement and accepting the award hereunder, the Grantee agrees to be bound by the terms of the Company’s Policy Regarding Recoupment or Reduction of Incentive Compensation for Compliance Violations, as in effect from time to time (or any successor policy thereto) (the “Recoupment Policy”), and further acknowledges and agrees that the Recoupment Policy shall apply to the Option and any shares of Common Stock issued pursuant thereto.